News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
Fourth Quarter 2017 Results

McKinney, TX, February 7, 2018—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2017, net income was $8.71 per diluted common share(1), compared with $1.12 per diluted common share for the year-ago quarter. Net operating income from continuing operations for the quarter was $1.24 per diluted common share, compared with $1.15 per diluted common share for the year-ago quarter.

Net income for the year ended December 31, 2017 was $12.22 per diluted common share(1), compared with $4.49 per diluted common share for the year-ago period. Net operating income from continuing operations for the year ended December 31, 2017 was $4.82 per diluted common share compared with $4.49 per diluted common share for the prior year.

HIGHLIGHTS:

•	Net income for the year as a ROE was 28.2%(1). Net operating income for the year as a ROE excluding net unrealized gains on fixed maturities was 14.3%(1).

•	Life underwriting margins increased over the year-ago quarter by 12%.

•	Life premiums increased over the year-ago quarter by 9% at American Income and health premiums increased by 8% at Family Heritage.

•	Net life sales increased over the year-ago quarter by 19% at Liberty National and 7% at American Income.

•	Net health sales increased over the year-ago quarter by 14%.

•	Average agent counts increased over the year-ago quarter by 19% at Liberty National and 8% at Family Heritage.

•	Approximately 950,000 shares of common stock were repurchased during the quarter and 4.1 million shares were repurchased during the year.

(1) On December 22, 2017, the Tax Cuts and Jobs Act (Tax Legislation) was signed into law which significantly revises corporate income tax rates from 35% to 21%, among other modifications. As a result, the Company made a one-time adjustment to estimate the impact related to the Tax Legislation. The estimated impact is treated as a non-operating event and thus excluded from net operating income from continuing operations.

Net income per share for the quarter and net income per share for the year calculated prior to the tax reform adjustment would have been $1.30 and $4.88, respectively. Excluding the tax reform adjustment, net income for the year as a ROE and net operating income for the year as a ROE, excluding net unrealized gains on fixed maturities, would have been 11.7% and 14.4%, respectively.

FINANCIAL SUMMARY
Quarter End
(Dollar amounts in millions, except per share data)
(unaudited)
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Torchmark’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

	Per Share Quarter Ended			Quarter Ended
	December 31,			December 31,
	2017	2016	% Chg.	2017	2016	% Chg.
Insurance underwriting income(2)	$1.38	$1.23	12	$163.2	$148.7	10
Excess investment income(2)	0.49	0.48	2	57.6	58.0	(1)
Parent company expense	(0.02)	(0.02)		(2.4)	(2.2)
Income tax	(0.60)	(0.55)	9	(70.9)	(67.0)	6
Stock compensation benefit (expense), net of tax	(0.01)	0.02		(0.7)	2.0
Net operating income from continuing operations	$1.24	$1.15	8	$146.8	$139.5	5
Net operating income from discontinued operations	—	0.01		—	0.8
Net operating income	$1.24	$1.16		$146.8	$140.3

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized gains (losses) on investments	0.10	(0.10)		11.4	(12.0)
Part D adjustments—discontinued operations(3)	—	0.08		—	9.8
Administrative settlements	(0.04)	(0.02)		(4.3)	(2.5)
Non-operating fees	—	—		(0.2)	(0.2)
Guaranty fund assessment	—	—		(0.3)	—
Tax reform adjustment(4)	7.41	$—		874.0	—
Net income(5)	$8.71	$1.12		$1,027.3	$135.4

Weighted average diluted shares outstanding (000)	117,964	121,237

(1) GAAP is defined as generally accepted accounting principles.
(2) Definitions included within this document.
(3) Under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark deferred excess benefits incurred in the first three quarters in 2016 to the fourth quarter in 2016 in order to more closely match the benefit cost with the associated revenue. These reconciling items also include post-sale adjustments.
(4) Due to the passage of the Tax Legislation, the Company recorded $874 million in net income, primarily related to a one-time adjustment to reduce its net deferred tax liability, as required by ASC 740, due to the reduction in the statutory income tax rate. The tax reform adjustment is treated as a non-operating event and thus excluded from net operating income from continuing operations.
Based on our analysis of the Tax Legislation, the Company was able to determine a reasonable estimate for the tax reform adjustment as noted above. However, we will continue to analyze relevant information to complete our accounting for income taxes which may result in an adjustment to our estimate in 2018. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018.
(5) A GAAP-basis consolidated statement of operations is included in the appendix of this report.
Note: Tables in this news release may not sum due to rounding.

FINANCIAL SUMMARY, CONT
Year End
(Dollar amounts in millions, except per share data)
(unaudited)

	Per Share Year Ended			Year Ended
	December 31,			December 31,
	2017	2016	% Chg.	2017	2016	% Chg.
Insurance underwriting income(1)	$5.25	$4.89	7	$625.1	$598.1	5
Excess investment income(1)	2.01	1.83	10	239.4	224.0	7
Parent company expense	(0.08)	(0.07)		(9.6)	(8.6)
Income tax	(2.34)	(2.17)	8	(278.8)	(265.8)	5
Stock compensation benefit (expense), net of tax	(0.02)	0.01		(2.3)	1.5
Net operating income from continuing operations	$4.82	$4.49	7	$573.7	$549.4	4
Net operating income from discontinued operations	—	0.07		—	9.0
Net operating income from all operations	$4.82	$4.56		$573.7	$558.4

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized gains (losses) on investments	0.15	(0.06)		17.6	(6.9)
Part D adjustments—discontinued operations	(0.03)	0.01		(3.8)	1.2
Administrative settlements	(0.05)	(0.02)		(5.6)	(2.5)
Non-operating fees	—	—		(0.2)	(0.4)
Guaranty fund assessment	(0.01)	—		(1.2)	—
Tax reform adjustment(2)	7.35	—		874.0	—
Net income(3)	$12.22	$4.49		$1,454.5	$549.8

Weighted average diluted shares outstanding (000)	118,983	122,368

(1) Definitions included within this document.
(2) Due to the passage of the Tax Legislation, the Company recorded $874 million in net income, primarily related to a one-time adjustment to reduce its net deferred tax liability, as required by ASC 740, due to the reduction in the statutory income tax rate. The tax reform adjustment is treated as a non-operating event and thus excluded from net operating income from continuing operations.
Based on our analysis of the Tax Legislation, the Company was able to determine a reasonable estimate for the tax reform adjustment as noted above. However, we will continue to analyze relevant information to complete our accounting for income taxes which may result in an adjustment to our estimate in 2018. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018.
(3) A GAAP-basis consolidated statement of operations is included in the appendix of this report.

FINANCIAL SUMMARY, CONT
Management vs. GAAP measures
(Dollar amounts in millions, except per share data)
(unaudited)
Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates on the available-for-sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	December 31,
	2017	2016
Net income as a ROE(1)(2)	28.2%	12.0%
Net operating income as a ROE(1) (excluding net unrealized gains on fixed maturities)(2)	14.3%	14.6%

Shareholders' equity(2)	$6,231	$4,567
Impact of adjustment to exclude net unrealized gains on fixed maturities	(1,551)	(681)
Shareholders' equity, excluding net unrealized gains on fixed maturities(2)	$4,680	$3,886

Book value per share(2)	$52.95	$37.76
Impact of adjustment to exclude net unrealized gains on fixed maturities	(13.18)	(5.63)
Book value per share, excluding net unrealized gains on fixed maturities(2)	$39.77	$32.13
(1) Calculated using average shareholders' equity for the measurement period.
(2) Net income as a ROE for the year-to-date quarter and net operating income as a ROE, excluding net unrealized gains on fixed maturities, calculated prior to the tax reform adjustment would have been 11.7% and 14.4%, respectively. Excluding the tax reform adjustment, shareholders' equity and shareholders' equity, excluding net unrealized gains on fixed maturities, would have been $5.36 billion and $4.08 billion, respectively, and book value per share and book value per share, excluding net unrealized gains on fixed maturities, would have been $45.52 and $34.68, respectively.
Note: Net unrealized gains on fixed maturities referred to above are net of tax.

CONTINUING INSURANCE OPERATIONS – comparing the fourth quarter 2017 with fourth quarter 2016:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 25% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance increased 1%, while net health sales increased 14%.

INSURANCE PREMIUM REVENUE
(Dollar amounts in millions, except per share data)
(unaudited)

	Quarter Ended		% Chg.
	December 31, 2017	December 31, 2016
Life insurance	$580.7	$550.2	6
Health insurance	245.8	237.7	3
Total	$826.5	$787.9	5

INSURANCE UNDERWRITING INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Financial Summary section above.

	Quarter Ended
	December 31, 2017	% of Premium	December 31, 2016	% of Premium	% Chg.
Insurance underwriting margins:
Life	$160.2	28	$142.7	26	12
Health	55.1	22	52.8	22	4
Annuity	2.7		3.2
	218.0		198.8		10
Other income	—		0.4
Administrative expenses	(54.8)		(50.5)		9
Insurance underwriting income	$163.2		$148.7		10
Per share	$1.38		$1.23		12

Insurance Results from Continuing Operations by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at "Financial Reports."

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($98 million), on premium revenue of $281 million. Life premiums of $258 million were up 9% and life insurance underwriting margin of $86 million was up 14% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 33%, up from 32% in the year-ago quarter. The average producing agent count during the quarter was 6,959, up 1% from a year ago, and down 3% from the previous quarter. The producing agent count at the end of the fourth quarter was 6,880. Net life sales were $56 million, up 7%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $218 million. Life premiums of $199 million were up 4% and the life underwriting margin was $37 million, up 27% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 18%, up from 15%. Net life sales were $29 million, down 15% from the year-ago quarter. Net health sales decreased from $2.0 million to $1.8 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($29 million), on premium revenue of $117 million. Life premiums of $69 million were up 2% from the year-ago quarter, while life underwriting margin was $18 million, down 3%. As a percentage of life premium, life underwriting margin was 26%, down from 28%. Net life sales were $12 million, up 19%.

LNL Agency produced health underwriting margin of $11 million, on health premiums of $48 million. Health underwriting margin as a percentage of health premium was 24%, up from 22%. Net health sales were $6 million, up 21% from the year-ago quarter.

LNL Agency’s average producing agent count during the quarter was 2,112, up 19% over a year ago, and down 1% from the previous quarter. The producing agent count at the end of the fourth quarter was 2,106.

Family Heritage Agency was Torchmark’s leading contributor to health underwriting margin ($15 million) on health premiums of $65 million, which were 8% higher than the year-ago quarter. Health underwriting margin as a percentage of health premium was 23%, the same as the year-ago quarter. The average producing agent count during the quarter was 1,026, up 8% from a year-ago, and approximately the same as the previous quarter. The producing agent count at the end of the fourth quarter was 1,076. Net health sales were $15 million, up 12% from the year-ago quarter.

UA Independent Agency was Torchmark's second leading contributor to health underwriting margin ($14 million), on health premiums of $92 million. Health underwriting margin as a percentage of premium was 15%, down from 17%. Net health sales were $28 million, up 17%.

Administrative Expenses were $55 million, up 9% from the year-ago quarter. The ratio of administrative expenses to premium for continuing operations was in line with expectations at 6.6%, compared to 6.4% for the year-ago quarter.

Note: Net sales (health and life), a statistical performance measure, is calculated as the annualized premium issued, net of cancellations in the first 30 days after issue, except in the case of Globe Life Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired.

INVESTMENTS

EXCESS INVESTMENT INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment as it takes into consideration our stock repurchase program.

	Quarter Ended
	December 31,
	2017	2016	% Chg.
Net investment income	$213.0	$205.5	4
Required interest:
Interest on net policy liabilities(1)	(133.6)	(127.0)	5
Interest on debt	(21.7)	(20.5)	6
Total required interest	(155.4)	(147.5)	5
Excess investment income	$57.6	$58.0	(1)
Per share	$0.49	$0.48	2
(1) Interest on net policy liabilities is a component of total policyholder benefits (a GAAP measure).

Net investment income increased 4%, while average invested assets increased 6%. The 5% increase in required interest on net policy liabilities was in line with a similar increase in average net policy liabilities. The weighted average discount rate for the net policy liabilities was 5.6% and in line with the year-ago quarter.

Investment Portfolio

The composition of the investment portfolio at December 31, 2017 is as follows:

	Invested Assets (Dollar amounts in millions) (unaudited)
	$	% of Total
Fixed maturities (at amortized cost)	$14,995	95%
Policy loans	530	3
Other long-term investments	107	1
Short-term investments	127	1
Total	$15,760	100%

Fixed maturities at amortized cost by asset class as of December 31, 2017 are as follows:

	Fixed Maturities (Dollar amounts in millions) (unaudited)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$12,340	$583	$12,923
Municipal	1,092	—	1,092
Redeemable preferred stock:
U.S.	274	60	334
Foreign	31	—	31
Government-sponsored enterprises	315	—	315
Government and agencies	95	—	95
Collateralized debt obligations	—	59	59
Residential mortgage-backed securities	1	—	1
Other asset-backed securities	144	—	144
Total	$14,293	$702	$14,995

The market value of Torchmark’s fixed maturity portfolio was $17.0 billion, approximately $2.0 billion higher than amortized cost of $15.0 billion. The $2.0 billion of net unrealized gains compares to $1.7 billion at September 30, 2017. Net unrealized gains were comprised of gross unrealized gains of $2.1 billion and gross unrealized losses of $83 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.61% during the fourth quarter of 2017, compared to 5.75% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $262 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	December 31,
	2017	2016
Average annual effective yield	4.4%	4.6%
Average rating	BBB+	BBB+
Average life (in years) to:
Next call	23.7	25.3
Maturity	25.0	26.1

SHARE REPURCHASE:

During the quarter, the Company repurchased approximately 950,000 shares of Torchmark Corporation common stock at a total cost of $82 million for an average share price of $86.06. For the twelve months ended December 31, 2017, the Company repurchased 4.1 million shares at a total cost of $325 million for an average share price of $78.67.

LIQUIDITY/CAPITAL:

Torchmark's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. In the long-term, the lower corporate income tax rates included in the Tax Legislation adopted on December 22, 2017 should increase the after-tax cash flows received from the Company's operations. However, in the short and intermediate term, the benefits of the lower tax rate will be virtually offset by several provisions included in the Tax Legislation that broaden the tax base. In addition, the amount of deferred tax assets recorded at the insurance companies on a regulatory-basis will be reduced as of the end of 2017 as a result of changes made by the Tax Legislation, resulting in lower statutory capital. Despite this reduction, capital at the insurance companies is sufficient to support operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2018:

Torchmark projects that net operating income from continuing operations per share will be in the range of $5.90 to $6.10 for the year ending December 31, 2018. The $6.00 mid-point of this guidance is higher than the mid-point of our previous guidance due to the effect of the lower statutory tax rates included in the Tax Legislation.

NON-GAAP MEASURES:

In this news release, Torchmark includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Torchmark's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information including various GAAP and non-GAAP measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2016, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2017 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, February 8, 2018. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

APPENDIX

TORCHMARK CORPORATION
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Life premium	$581	$550	$2,307	$2,189
Health premium	246	238	976	948
Other premium	—	—	—	—
Total premium	826	788	3,283	3,137
Net investment income	213	205	848	807
Realized investment gains (losses)	17	(18)	24	(11)
Other income	—	—	1	1
Total revenue	1,057	975	4,156	3,935

Benefits and expenses:
Life policyholder benefits	390	378	1,558	1,479
Health policyholder benefits	164	153	634	613
Other policyholder benefits	9	9	36	37
Total policyholder benefits	562	540	2,228	2,129
Amortization of deferred acquisition costs	120	116	490	469
Commissions, premium taxes, and non-deferred acquisition costs	67	64	265	249
Other operating expense	69	59	257	232
Interest expense	22	20	85	83
Total benefits and expenses	841	799	3,325	3,162

Income before income taxes	216	176	831	772
Income taxes	811	(51)	628	(233)
Income from continuing operations	1,027	125	1,458	540

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	11	(4)	10
Net income	$1,027	$135	$1,454	$550

Basic net income (loss) per common share:
Continuing operations	$8.93	$1.05	$12.53	$4.50
Discontinued operations	—	0.09	(0.03)	0.08
Total basic net income per common share	$8.93	$1.14	$12.50	$4.58

Diluted net income (loss) per common share:
Continuing operations	$8.71	$1.03	$12.26	$4.41
Discontinued operations	—	0.09	(0.04)	0.08
Total diluted net income per common share	$8.71	$1.12	$12.22	$4.49

Dividends declared per common share	$0.15	$0.14	$0.60	$0.56